Exhibit 99.1

San Juan Basin Royalty Trust

News Release

Compass Bank, Trustee

300 West Seventh Street, Suite B

Fort Worth, Texas 76102

San Juan Basin Royalty Trust Declares

Monthly Cash Distribution

FORT WORTH, Texas, August 19, 2016 – Compass Bank, as Trustee of the San Juan Basin Royalty Trust (NYSE:SJT), today declared a monthly cash distribution to the holders of its Units of beneficial interest of $860,013.87 or $0.018452 per Unit, based principally upon production during the month of June 2016. The distribution is payable September 15, 2016, to Unit Holders of record as of August 31, 2016.

Gas production for the properties from which the royalty was carved (the “Underlying Properties”) totaled approximately 2,238,476 Mcf (2,499,191 MMBtu) for June 2016. Dividing revenues by production volume yielded an average gas price for June 2016 of $1.65 per Mcf ($1.47 per MMBtu) as compared to $1.66 per Mcf ($1.50 per MMBtu) for May 2016.

The average monthly gas price Burlington reports to the Trust is a calculated price. It is determined by dividing gross monthly revenue by production volume, and therefore, it does not represent an average of actual sales prices. The average gas price may vary from the posted index price for the San Juan Basin. The index price is a gross sales price, and the revenues used in the calculation of average gas prices are net of transportation, processing and gathering costs. Furthermore, the distribution to the Trust in any given month may include significant volume adjustments for sales in prior months that reflect pricing for those prior months.

For the month ended July 2016, capital costs were $30,353, lease operating expenses were $2,154,304, and ad valorem taxes were $48,210. Severance taxes for the June production month were $409,252.

Contact:	San Juan Basin Royalty Trust
Compass Bank
Joshua R. Peterson, Vice President & Senior Trust Officer
Kaye Wilke, Investor Relations, toll-free: (866) 809-4553
Fax: (817) 735-0936
Website: www.sjbrt.com
e-mail: sjt.us@bbva.com